MID-AMERICA APARTMENT COMMUNITIES, INC.

A self-managed Equity REIT

PRESS RELEASE

Mid-America Apartment Communities Announces Taxable Composition of Its 2009 Distributions

Memphis, TN:  January 22, 2010.  Mid-America Apartment Communities, Inc. (MAA: NYSE) today announced the taxable composition of its 2009 distributions paid to shareholders. The amount of distribution referred to as return of capital is considered by the Internal Revenue Service to be a return of invested capital and is not currently taxable. This amount should be applied to reduce the shareholders’ tax cost basis of the related shares. The company did not incur any foreign taxes. The composition presented is applicable to all dividend distributions during 2009. The classifications for 2009 are as follows:

COMMON SHARES (CUSIP NO. 59522J103)
Record Dates	Payable Dates	Cash Distributions Per Share	Ordinary Taxable Dividend	Long-Term Capital Gains	Return of Capital	Unrecaptured Sec. 1250 Gain
1/15/2009 4/15/2009 7/15/2009 10/15/2009	1/30/2009 4/30/2009 7/31/2009 10/30/2009	$0.615 $0.615 $0.615 $0.615	65.35% 65.35% 65.35% 65.35%	0.54% 0.54% 0.54% 0.54%	27.56% 27.56% 27.56% 27.56%	6.55% 6.55% 6.55% 6.55%

PREFERRED SHARES
Series	Cash Dividend per Share	Ordinary Taxable Dividend	Long Term Capital Gain	Return of Capital	Unrecaptured Sec. 1250 Gain
Series H (CUSIP# 59522J806)	$2.0750	90.21%	0.75%	0.00%	9.04%

The Long Term Capital Gain Distributions qualify for the 15% Reduced Tax Rate on Capital Gains.  Please note REIT Ordinary Taxable Dividends, by law, do not qualify for the Reduced Tax Rate of 15%.

This release is based on the preliminary work the company has performed on its filings and is subject to correction or adjustment based on the completion of those filings.  The company is releasing information at this time to aid those required to distribute 1099s on the company’s dividends.  No material change in the taxable composition is expected.

MAA is a self-administered, self-managed apartment-only real estate investment trust which owns or has ownership interest in 43,604 apartment units throughout the Sunbelt region of the U.S.
6584 Poplar Avenue, Memphis, TN  38138, (901) 682-6600 FAX: (901) 682-6667

Web-Site: www.maac.net

Certain matters in this press release may constitute forward-looking statements within the meaning of Section 27-A of the Securities Act of 1933 and Section 21E of the Securities and Exchange Act of 1934. Such statements include, but are not limited to, statements made about anticipated growth rate of revenues and expenses at Mid-America’s properties, anticipated lease-up (and rental concessions) at development properties, costs remaining to complete development properties, planned disposition, disposition pricing, and planned acquisitions and developments. Actual results and the timing of certain events could differ materially from those projected in or contemplated by the forward-looking statements due to a number of factors, including a downturn in general economic conditions or the capital markets, competitive factors including overbuilding or other supply/demand imbalances in some or all of our markets, construction delays that could cause new and add-on apartment units to reach the market later than anticipated, changes in interest rates and other items that are difficult to control such as insurance rates, increases in real estate taxes in many of our markets, as well as the other general risks inherent in the apartment and real estate businesses. Reference is hereby made to the filings of Mid-America Apartment Communities, Inc., with the Securities and Exchange Commission, including quarterly reports on Form 10-Q, reports on Form 8-K, and its annual report on Form 10-K, particularly including the risk factors contained in the latter filing.